EXHIBIT 18.1
November 5, 2008
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Burger King Holdings, Inc. (the “Company”) for the three months ended September 30, 2008, and have read the Company’s statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company changed its classification of transaction gains and losses resulting from the remeasurement of foreign deferred tax assets and liabilities previously included within income tax expense to other operating (income) expense and states that the newly adopted accounting principle is preferable in the circumstances as it (i) reduces complexity in financial reporting by mitigating the impact that fluctuations in exchange rates have on the calculation of the Company’s effective tax rate, (ii) provides clarity by reducing the impact attributable to fluctuations in exchange rates on the Company’s effective tax rate, leaving remaining differences between expected and actual tax expense primarily related to trends in earnings, and (iii) provides transparency to its financial statements by isolating foreign exchange transaction gains and losses within the same line in the consolidated statements of income. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to June 30, 2008, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP